Exhibit T3E.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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In re:	:	Chapter 11
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USEC INC.,	:	Case No. 14-10475 (CSS)
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Debtor.[1]	:
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NOTICE OF HEARING TO CONSIDER CONFIRMATION OF, AND DEADLINE

FOR OBJECTING TO, PLAN OF REORGANIZATION OF USEC INC.

TO: ALL PARTIES IN INTEREST

PLEASE TAKE NOTICE THAT:

1.	On March 5, 2014, USEC Inc. (the “Debtor”) commenced a voluntary case under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

2.	Simultaneously, the Debtor filed the Disclosure Statement with Respect to Plan of Reorganization of USEC Inc. (as amended, the “Disclosure Statement”) and the Plan of Reorganization of USEC Inc. (as amended, the “Plan”).[2]

3.	On July 7, 2014, the Bankruptcy Court entered an order (a) approving the Disclosure Statement as containing adequate information for purposes of Bankruptcy Code Section 1125; (b) determining the dates, forms and procedures applicable to the process of soliciting votes on and providing notice of the Plan; (c) approving the procedures for tabulating votes on the Plan; (d) establishing the deadline for filing objections to the Plan and scheduling the hearing to consider confirmation of the Plan; and (d) granting other related relief (the “Solicitation Order”).

4.	A hearing to consider confirmation of the Plan will be held on September 5, 2014 at 1:00 p.m. (Eastern Time) before the Honorable Christopher S. Sontchi, Judge of the Bankruptcy Court for the District of Delaware, 824 North Market Street, 5th Floor, Wilmington, Delaware 19801. The hearing may be adjourned from time to time by announcement in open court.

5.	No later than August 22, 2014 at 4:00 p.m. (Eastern Time), all objections to confirmation of the Plan must be (a) filed with the Clerk of the Bankruptcy Court via the Bankruptcy Court’s electronic filing procedures and (b) received by (i) Latham & Watkins LLP, attn.: D. J. Baker, 885 Third Avenue, New York, New York 10022, Fax: (212) 751-4864, E-mail: dj.baker@lw.com; (ii) Richards, Layton & Finger, P.A., attn.: Mark D. Collins, 920 N. King Street, Wilmington, Delaware 19801, Fax: (302) 651-7701, E-mail: collins@rlf.com; (iii) Young Conaway Stargatt & Taylor, LLP, attn.: James L. Patton, Jr., 1000 N. King Street, Wilmington, Delaware 19801, Fax: (302) 576-3325, E-mail: jpatton@ycst.com; (iv) Akin Gump Strauss Hauer & Feld LLP, attn.: Michael Stamer, One Bryant Park, New York, New York 10036, Fax: (212) 872-1002, E-mail: mstamer@akingump.com, and attn: James Savin, 1333 New Hampshire Ave. N.W., Washington DC 20036,

[1]	The Debtor’s federal tax identification number is 52-2107911. The Debtor’s mailing address is 6903 Rockledge Drive, Suite 400, Bethesda MD 20817.
[2]	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. To obtain copies of the Plan, please see paragraph 8 of this notice.

Fax: (202) 887-4288, E-mail: jsavin@akingump.com; (v) Pepper Hamilton LLP, attn.: David Stratton, Hercules Plaza, Suite 5100, 1313 Market Street, Wilmington, Delaware 19899, Fax: (302) 656-8865, E-mail: strattond@pepperlaw.com; and (vi) The Office of the United States Trustee for the District of Delaware, attn.: Mark S. Kenney, 884 King Street, Suite 2207, Lockbox 35, Wilmington, Delaware 19801. The objections must be in writing, must state the name and address of the objecting party and the nature of the claim or interest of such party and must state with particularity the basis and nature of any objection to or proposed modification of the Plan, including any suggested language to be added or existing language to be amended or deleted. Objections not timely filed and served in the manner set forth above shall not be considered and shall be deemed overruled.

6.	THE PLAN CONTAINS EXCULPATION, RELEASE AND INJUNCTION PROVISIONS. THE PROVISIONS ARE SET FORTH AT THE END OF THIS NOTICE.

7.	The Plan may, subject to the consent of the Majority Consenting Noteholders (as defined in the Plan), be further modified, if necessary, pursuant to 11 U.S.C. § 1127, prior to, during, or as a result of the confirmation hearing, without further notice to parties in interest.

8.	Copies of the Disclosure Statement, the Plan and the Solicitation Order are available (a) on the Voting Agent’s website at http://www.loganandco.com; (b) on the Bankruptcy Court’s CM/ECF website at http://ecf.deb.uscourts.gov; or (c) by mail upon telephonic or written request to Logan & Company, Inc., 546 Valley Road, Upper Montclair, New Jersey 07043, E-mail: USEC@loganandco.com, Telephone: (973) 509-3190.

Dated:	Wilmington, Delaware	BY ORDER OF THIS COURT
July 11, 2014

Mark D. Collins

Michael J. Merchant

RICHARDS, LAYTON & FINGER, P.A.

920 N. King Street

Wilmington, Delaware 19801

Telephone: 302-651-7700

Facsimile: 302-651-7701

E-mail: collins@rlf.com

E-mail: merchant@rlf.com

D. J. Baker Rosalie Walker Gray Adam S. Ravin Annemarie V. Reilly LATHAM & WATKINS LLP 885 Third Avenue New York, New York 10022-4834 Telephone: 212-906-1200 Facsimile: 212-751-4864
Co-Counsel for Debtor and Debtor in Possession		E-mail:	dj.baker@lw.com rosalie.gray@lw.com adam.ravin@lw.com annemarie.reilly@lw.com

Co-Counsel for Debtor and Debtor in Possession

RELEASE, EXCULPATION AND INJUNCTION PROVISIONS CONTAINED IN PLAN

10.7	Releases

(a) Releases by the Debtor

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor, the Reorganized Debtor and any Person seeking to exercise the rights of the Debtor’s Estate, including, without limitation, any successor to the Debtor or any Estate representative appointed or selected pursuant to Bankruptcy Code Section 1123(b)(3), shall be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities whatsoever (other than for fraud, willful misconduct, criminal conduct and/or gross negligence), whether direct or derivative, in connection with or related to the Debtor, the Chapter 11 Case, or the Plan (other than the rights of the Debtor and the Reorganized Debtor to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Reorganized Debtor, the Chapter 11 Case, or the Plan, and that may be asserted by or on behalf of the Debtor, the Estate, or the Reorganized Debtor against (i) the Debtor or any of the Non-Debtor Subsidiaries, (ii) any of the directors, officers, and employees of the Debtor or any of the Non-Debtor Subsidiaries serving during the pendency of the Chapter 11 Case, (iii) any Professionals of the Debtor, (iv) each of the Consenting Noteholders (but solely in its capacity as such), (v) each of the Consenting Noteholder Advisors (vi) each of the Preferred Stockholders (but solely in its capacity as such), (vii) each of the Preferred Stockholder Advisors, (viii) the DIP Facility Lender, (ix); the Indenture Trustee, (x) the respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel and other advisors of each of the parties identified in the foregoing (i) through (ix), but only in their respective capacities on behalf of such parties, and (xi) any of the successors or assigns of any of the parties identified in the foregoing (i) through (x); provided, however, that nothing in this Section 10.7(a) shall operate to release any intercompany obligations or extinguish any intercompany accounts reflecting amounts owing to or from the Debtor or any of the Non-Debtor Subsidiaries unless otherwise provided in the Plan; and provided further, however, that nothing in this Section 10.7(a) shall be deemed to prohibit the Debtor or the Reorganized Debtor from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any of their employees, directors or officers that is based upon an alleged breach of a confidentiality, noncompete or any other contractual obligation owed to the Debtor or the Reorganized Debtor.

(b) Limited Release by Directors and Officers

As of the Effective Date, to the fullest extent permissible by applicable law, for good and valuable consideration, the adequacy of which is hereby confirmed, each director and officer of the Debtor or any of the Non-Debtor Subsidiaries serving during the pendency of the Chapter 11 Case shall be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (other than for actual fraud and/or criminal conduct) against the Debtor, the Reorganized Debtor and any Person seeking to exercise the rights of the Debtor’s Estate, including, without limitation, any successor to the Debtor or any Estate representative appointed or selected pursuant to Bankruptcy Code Section 1123(b)(3) whether such claims are statutory, contractual, or common law claims; provided, however, that nothing herein shall be deemed a waiver or release of any director or officer’s claims or causes of action against the Debtor or the Reorganized Debtor as it relates to wages, salaries, commissions, bonuses, sick pay, personal leave pay, indemnification, severance pay, or other compensation or benefits, or payments or form of remuneration of any kind, excluding payments or remuneration based in stock or equity, owing and arising out of such director or officer’s employment with the Debtor whether such claims are statutory, contractual or common law claims; and provided further, however, that nothing in this Section 10.7(b) shall operate to (i) prohibit, penalize, or otherwise discourage any applicable director or officer from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, public safety concern, or concern of any sort, to the U.S. Nuclear Regulatory Commission, the U.S. Department of Labor, or any federal or state government agency, or (ii) prohibits any applicable director or officer from engaging in any activity protected by the Sarbanes-Oxley Act, 18 U.S.C. § 1514A and the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. No. 111-203, H.R. 4173.

(c) Releases by Holders of Claims and Interests

As of the Effective Date, to the fullest extent permissible by applicable law, for good and valuable consideration, the adequacy of which is hereby confirmed, each holder of a Claim or Interest that affirmatively votes in favor of the Plan shall be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (other than for fraud, willful misconduct, criminal conduct and/or gross negligence) against (i) any of the Non-Debtor Subsidiaries, (ii) any of the directors, officers, and employees of the Debtor or any of the Non-Debtor Subsidiaries serving during the pendency of the Chapter 11 Case, (iii) any Professionals of the Debtor, (iv) each of the Consenting Noteholders (but solely in its capacity as such), (v) the Consenting Noteholder Advisors, (vi) each of the Preferred Stockholders (but solely in its capacity as such), (vii) each of the Preferred Stockholder Advisors, (viii) the DIP Facility Lender, (ix) the Indenture Trustee, (x) the respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel and other advisors of each of the parties identified in the foregoing (i) through (ix), but only in their respective capacities on behalf of such parties, and (xi) any of the successors or assigns of any of the parties identified in the foregoing (i) through (x) (the Persons identified in clauses (i) through (xi) collectively, the “Claimholder Releasees”) in connection with or related to the Debtor, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Reorganized Debtor, the Chapter 11 Case, or the Plan; provided, however, that nothing herein shall be deemed a waiver or release of a Claim or Interest holder’s right to receive a distribution pursuant to the terms of the Plan or any obligation under the Plan or Confirmation Order. For the avoidance of doubt, this Release by holders of Claims and Interests is not and shall not be deemed a waiver of the Debtor’s rights or claims against the holders of Claims and Interests, including to the Debtor’s rights to assert setoffs, recoupments or counterclaims, or to object or assert defenses to any such Claim, and all such rights, Litigation Rights, causes of action and claims are expressly reserved, except as otherwise provided in the Plan.

10.9	Exculpation and Limitation of Liability

(a) To the fullest extent permitted by applicable law and approved in the Confirmation Order, none of the Debtor, the Reorganized Debtor, the Non-Debtor Subsidiaries, the Debtor’s Professionals, the Consenting Noteholders (solely in their respective capacities as such), the Consenting Noteholder Advisors, the Preferred Stockholders (solely in their respective capacities as such), the Preferred Stockholder Advisors, the DIP Facility Lender, the Indenture Trustee, or any of their respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns ), shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective present or former directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of fraud, criminal conduct, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

(b) Notwithstanding any other provision of the Plan, to the fullest extent permitted by applicable law and approved in the Confirmation Order, no holder of a Claim or an Interest, no other party in interest, and none of their respective present or former directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, shall have any right of action against the Debtor, the Reorganized Debtor, the Non-Debtor Subsidiaries, the Debtor’s Professionals, the Consenting Noteholders (solely in their respective capacities as such), the Consenting Noteholder Advisors, the Preferred Stockholders (solely in their respective capacities as such), the Preferred Stockholder Advisors, the DIP Facility Lender, the Indenture Trustee, or any of their respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of fraud, criminal conduct, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code.

10.10	Injunction

(a) Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtor, the Reorganized Debtor, and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtor or the Reorganized Debtor; or (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(b) Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released pursuant to Sections 10.7, 10.8, or 10.9 of the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(c) Without limiting the effect of the foregoing provisions of this Section 10.10 upon any Person, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this Section 10.10.

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